Exhibit 2.1

Termination Agreement

Date: July 19, 2022

Pursuant to Section 11.01(a) of a certain Agreement and Plan of Merger dated April 26, 2022, by and among Fortune Rise Acquisition Corporation, Sigma Merger Sub Inc., Gamma Merger Sub Inc., VCV Power Sigma, Inc., VCV Power Gamma, Inc., and Yuan (Jerry) Tang. (the “Merger Agreement” ), the Parent and the Companies mutually agree to terminate the Merger Agreement and the transaction contemplated thereby may be abandoned, effective immediately. Except as otherwise set forth in the Merger Agreement, this agreement shall have the effect of termination as set forth in Section 11.02 of the Merger Agreement.

Capitalized terms in this agreement shall have the same meaning as set forth in the Merger Agreement.

[Signature Page Follows]

FORTUNE RISE ACQUISITION CORPORATION

By:	/s/ Yuanmei Ma
Name: Yuanmei Ma
Title: Chief Financial Officer

VCV POWER SIGMA, INC.

By:	/s/ Yuan Tang
Name: Yuan Tang
Title: Chief Executive Officer

VCV POWER GAMMA, INC.

By:	/s/ Yuan Tang
Name: Yuan Tang
Title: Chief Executive Officer

[Signature Page to Termination Agreement]